JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund, the Utilities Select Sector SPDR® Fund and the Dow Jones Industrial Average® due May 10, 2029

Fact Sheet dated May 2, 2025 to Preliminary Pricing Supplement dated May 2, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Underlyings:	Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF), Utilities Select Sector SPDR® Fund (Bloomberg ticker: XLU) and Dow Jones Industrial Average® (Bloomberg ticker: INDU)
Pricing Date[1]:	May 7, 2025
Issue Date[1]:	May 12, 2025
Stated Maturity Date[1,2]:	May 10, 2029
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the closing value of the lowest performing Underlying on any call date is greater than or equal to its starting value, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date. See “Call Dates and Call Premiums” on page 2.
Call Dates[1,2] and Call Premiums:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 12.10% per annum. See “Call Dates and Call Premiums” on page 2.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per security):

If the securities are not automatically called:

•     if the ending value of the lowest performing Underlying on the final calculation day is less than its starting value but greater than or equal to its threshold value: $1,000; or

•     if the ending value of the lowest performing Underlying on the final calculation day is less than its threshold value:

$1,000 + ($1,000 × underlying return of the lowest performing Underlying on the final calculation day)

Lowest Performing Underlying:	For any call date, the “lowest performing Underlying” will be the Underlying with the lowest underlying return on that call date.
Starting Value:	For each Underlying, its closing value on the pricing date
Ending Value:	For each Underlying, its closing value on the final calculation day
Threshold Value:	For each Underlying, 75.00% of its starting value
Underlying Return:	For each Underlying on any call date, (closing value on that call date – starting value) / starting value
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136DU21
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

First Call Date
Nineteenth Call Date
Final Call Date
Maturity Payment Amount
Lowest Performing Underlying
Final call date (call premium: 48.400%)
Nineteenth call date (call premium: 30.250%)
First call date (call premium: 12.100%)
contingent downside exposure for decrease of more than 25%
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in Closing Value of Lowest Performing Underlying from Trade Date to Applicable Call Date

* Assumes a call premium for each call date equal to the minimum call premium for that call date

If the securities are not automatically called and the ending value of the lowest performing Underlying on the final calculation day is less than its threshold value, you will have full downside exposure to the decrease in the value of that Underlying from its starting value, and you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Underlying on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of any Underlying beyond the applicable call premium.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $951.70 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390025038820/
ea0240665-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
May 12, 2026	At least 12.100% of the principal amount	December 13, 2027	At least 31.258% of the principal amount
June 12, 2026	At least 13.108% of the principal amount	January 12, 2028	At least 32.267% of the principal amount
July 13, 2026	At least 14.117% of the principal amount	February 14, 2028	At least 33.275% of the principal amount
August 12, 2026	At least 15.125% of the principal amount	March 13, 2028	At least 34.283% of the principal amount
September 14, 2026	At least 16.133% of the principal amount	April 12, 2028	At least 35.292% of the principal amount
October 12, 2026	At least 17.142% of the principal amount	May 12, 2028	At least 36.300% of the principal amount
November 12, 2026	At least 18.150% of the principal amount	June 12, 2028	At least 37.308% of the principal amount
December 14, 2026	At least 19.158% of the principal amount	July 12, 2028	At least 38.317% of the principal amount
January 12, 2027	At least 20.167% of the principal amount	August 14, 2028	At least 39.325% of the principal amount
February 12, 2027	At least 21.175% of the principal amount	September 12, 2028	At least 40.333% of the principal amount
March 12, 2027	At least 22.183% of the principal amount	October 12, 2028	At least 41.342% of the principal amount
April 12, 2027	At least 23.192% of the principal amount	November 13, 2028	At least 42.350% of the principal amount
May 12, 2027	At least 24.200% of the principal amount	December 12, 2028	At least 43.358% of the principal amount
June 14, 2027	At least 25.208% of the principal amount	January 12, 2029	At least 44.367% of the principal amount
July 12, 2027	At least 26.217% of the principal amount	February 12, 2029	At least 45.375% of the principal amount
August 12, 2027	At least 27.225% of the principal amount	March 12, 2029	At least 46.383% of the principal amount
September 13, 2027	At least 28.233% of the principal amount	April 12, 2029	At least 47.392% of the principal amount
October 12, 2027	At least 29.242% of the principal amount	May 7, 2029 (the “final calculation day”)	At least 48.400% of the principal amount
November 12, 2027	At least 30.250% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•      If the Securities Are Not Automatically Called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day Is Less Than Its Threshold Value, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•      The Potential Return on the Securities Is Limited to the Call Premium.

•      You Will Be Subject to Reinvestment Risk.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•      You Are Exposed to the Risk of Decline in the Value of Each Underlying.

•      Your Maturity Payment Amount Will Be Determined by the Lowest Performing Underlying.

•      You Will Be Subject to Risks Resulting from the Relationship Among the Underlyings.

•      No Interest or Dividend Payments or Voting Rights

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•      Potential Conflicts.

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the Financial Select Sector SPDR® Fund and Its Fund Underlying Index, and JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Index”

•      There Are Risks Associated with the Funds.

•      The Performance and Market Value of Each Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of that Fund’s Fund Underlying Index As Well As the Net Asset Value Per Share.

•      The Securities Are Subject to Risks Associated with the Financial Sector with Respect to the Financial Select Sector SPDR® Fund.

•      The Securities Are Subject to Risks Associated with the Utilities Sector with Respect to the Utilities Select Sector SPDR® Fund.

•      Any Payment on the Securities Will Depend upon the Performance of Each Underlying and Therefore the Securities Are Subject to Risks Associated with Each Underlying, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.